UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SCANSOURCE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SCANSOURCE, INC.
6 Logue Court
Greenville, South Carolina 29615

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held December 4, 2008

The Annual Meeting of Shareholders of ScanSource, Inc. will be held at the Marriott Hotel, One Parkway East, Greenville, South Carolina 29615, on Thursday, December 4, 2008, at 10:00 a.m., local time, for the following purposes:

(1)	To elect five members to the Board of Directors;
(2)	To ratify the appointment of the Company’s independent auditors for the fiscal year ending June 30, 2009; and
(3)	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders whose names appear of record on the books of the Company at the close of business on October 15, 2008 will be entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof.

This year, the Company is pleased to be using the new U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, the Company is mailing to its shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to access the Company’s Proxy Statement and Annual Report and vote online. The Notice also contains instructions on how shareholders can receive a paper copy of the Company’s proxy materials, including a Proxy Statement, the Company’s Annual Report and a form of proxy card or voting instruction card. Shareholders who receive a paper copy of the Company’s proxy materials, including a Proxy Statement, the Company’s Annual Report and a form of proxy card or voting instruction card may vote by telephone. By furnishing its proxy materials over the Internet, the Company is lowering the costs and reducing the environmental impact of the Company’s Annual Meeting.

You are cordially invited and urged to attend the Annual Meeting in person, but if you are unable to do so, please vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person. If you attend the Annual Meeting and desire to revoke your proxy and vote in person, you may do so. In any event, you are entitled to revoke your proxy at any time before it is exercised.

James G. Foody Chairman of the Board
October 21, 2008

SCANSOURCE, INC.
6 Logue Court
Greenville, South Carolina 29615

PROXY STATEMENT

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ScanSource, Inc. (the “Company”) to be used in voting at the Annual Meeting of Shareholders of the Company to be held at the Marriott Hotel, One Parkway East, Greenville, South Carolina 29615, on Thursday, December 4, 2008, at 10:00 a.m., local time, and at any adjournments thereof (the “Annual Meeting”).

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be
Held on December 4, 2008

The Company’s Proxy Statement and Annual Report are available at www.proxyvote.com.

This year, the Company is pleased to be using the new U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. On or about October 21, 2008, the Company started mailing to its shareholders a Notice of Internet Availability of Proxy Materials (a “Notice”). The Notice contains instructions on how to access this Proxy Statement and Annual Report and vote online. The Notice also contains instructions on how shareholders can receive a paper copy of the Company’s proxy materials, including this Proxy Statement, the Company’s Annual Report and a form of proxy card or voting instruction card. Shareholders who receive a paper copy of the Company’s proxy materials, including a Proxy Statement, the Company’s Annual Report and a form of proxy card or instruction card may vote by telephone. By furnishing its proxy materials over the Internet, the Company is lowering the costs and reducing the environmental impact of the Annual Meeting.

Any shareholder who executes the form of proxy referred to in this Proxy Statement may revoke it at any time before it is exercised. The proxy may be revoked by giving written notice to the Secretary of the Company of such revocation, by executing and delivering to the Secretary of the Company a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Whether or not you plan to attend, you are urged to sign and return the enclosed proxy.

The cost of preparing, assembling and mailing this Proxy Statement and the form of proxy will be borne by the Company. Directors, officers and employees of the Company may also solicit proxies personally or by mail, telephone or facsimile. No compensation will be paid for such solicitations. In addition, the Company will bear the reasonable expenses of brokerage houses and other custodians, nominees and fiduciaries who, at the request of the Company, may send proxies and proxy solicitation material to their clients and principals.

Voting Securities Outstanding

The Board of Directors has fixed the close of business on October 15, 2008 as the record date and time for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. As of such date, 26,411,018 shares of the Company’s no par value common stock (the “Common Stock”) were outstanding. All of such shares are eligible to be voted on each matter currently scheduled to come before the Annual Meeting, and no other outstanding shares of capital stock of the Company are eligible to be voted at the Annual Meeting. Cumulative voting for the election of directors is not available under the Company’s Articles of Incorporation. Consequently, each eligible share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. The election of directors will be by plurality vote as indicated below. For each other matter specified in this Proxy Statement to be submitted for shareholder approval at the Annual Meeting, the affirmative vote of a majority of the votes cast at the Annual Meeting is required for approval. Abstentions and broker non-votes are not considered as votes cast, and therefore will have no effect on the outcome of the vote on such matters. A broker non-vote occurs when a broker or other nominee holding shares of Common Stock for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.

The Bylaws of the Company provide that the presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting and at any adjournments thereof. Directions to withhold authority to vote for directors, abstentions and broker non-votes will be counted for purposes of determining if a quorum is present at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the chairman of the meeting or the shareholders holding a majority of the shares of Common Stock entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time without notice, other than an announcement at the meeting, until a quorum is present or represented. Directors, officers and employees of the Company may solicit proxies for the reconvened meeting in person or by mail, telephone or telegram. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

PROPOSAL ONE

ELECTION OF DIRECTORS

Five directors are to be elected at the Annual Meeting. Pursuant to the authority granted to it by the Company’s Bylaws, the Board of Directors has set the size of the Board of Directors at five members. The size of the Board of Directors may be increased or decreased by resolution of the Board of Directors by a number of Directors that is 30% or less of the number of Directors last elected by the shareholders.

The Board of Directors has recommended each of the five existing members of the Board of Directors as the five nominees for election as directors at the Annual Meeting to serve until the next annual meeting of shareholders or until their respective successors shall have been elected and qualified. The following are the Company’s nominees for election as directors at the Annual Meeting: Michael L. Baur, Steven R. Fischer, James G. Foody, Michael J. Grainger and John P. Reilly.

In accordance with the Bylaws of the Company, those nominees receiving the greatest number of votes cast (although not necessarily a majority of the votes cast) will be elected to the Board of Directors. Abstentions and shares held in street name that are not voted in the election of directors (i.e., broker non-votes) will not be included in determining the number of votes cast in the election of directors. The proxies solicited for the Annual Meeting cannot be voted for a greater number of persons than five, the number of nominees named. Cumulative voting in the election of directors is not permitted by the Company’s Articles of Incorporation. If any nominee shall become unavailable for any reason, the persons named in the form of proxy shall vote for a substitute nominee or vote to reduce the number of directors to be elected as directed by the Board of Directors. The Board of Directors has no reason to believe that any of the five nominees listed above will not be available for election as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES SET FORTH ABOVE. THE PERSONS NAMED IN THE FORM OF PROXY WILL VOTE THE PROXY AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES SET FORTH ABOVE.

Equity Compensation Plan Information

The following table gives information about the Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of June 30, 2008.

Plan Category	(a) Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders	1,859,553	$25.58	1,293,331	(1)
Equity Compensation Plans Not Approved by Shareholders	—	—	—
Total	1,859,553	$25.58	1,293,331

(1)	1,144,531 shares remain available for issuance under the Company’s 2002 Long-Term Incentive Plan, as amended, which allows for grants of stock options, stock appreciation rights, performance stock awards, restricted stock awards, dividend equivalent awards and other stock-based awards. 148,800 shares remain available for issuance under the Amended and Restated Director’s Equity Compensation Plan, which provides for grants of stock options and restricted stock awards.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Ernst & Young LLP, an independent registered public accounting firm, as independent auditor to make an examination of the accounts of the Company for the fiscal year ending June 30, 2009, which appointment has been ratified by the Board of Directors. See the “Audit Committee Report” below for more information. If the shareholders do not ratify this appointment, other independent registered public accounting firms will be considered by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP. THE PERSONS NAMED IN THE FORM OF PROXY WILL VOTE THE PROXY AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

A representative of Ernst & Young LLP is expected to be in attendance at the Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.

Principal Accountant Fees and Services

As reflected in the table below, the Company incurred fees in fiscal 2007 and 2008 for services performed by Ernst & Young LLP related to such periods.

	Year Ended June 30, 2007	Year Ended June 30, 2008
Audit Fees	$1,172,995	$1,202,505
Audit-Related Fees	$8,900	$60,133
Fees for Audit of Restated Financial Statements and Review of the Special Committee’s Internal Stock Option Investigation Under the Direction of the Audit Committee and Related Activities	909,349	$50,902
Tax Fees	$72,201	$39,844
Total Fees	$2,163,444	$1,353,384

In the above table, in accordance with applicable SEC rules:

•	“audit fees” are fees billed by the independent auditors for professional services for the audit of the consolidated financial statements included in the Company’s Form 10-K, the audit of internal controls over financial reporting and review of financial statements included in the Company’s Form 10-Qs, and for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements;
•	“audit-related fees” are fees for services performed during 2007 and 2008 by the independent auditors for their review of the Company’s SEC filings and communications;
•	“Fees for Audit of Restated Financial Statements and Review of the Special Committee’s Internal Stock Option Investigation Under the Direction of the Audit Committee and Related Activities” are fees for services performed by the independent auditors in connection with their review of the findings of the investigation by the Special Committee formed by the Company’s Board of Directors into the Company’s stock option award practices as well as the services performed by the independent auditors in connection with their audit of the financial statements restated by the Company as a result of the Special Committee’s investigation; and
•	“tax fees” are fees for services performed during the respective years by the independent auditors for professional services related to certain foreign tax compliance, tax advice, and tax planning.

Audit Committee’s Pre-approval Policies and Procedures

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by the Company’s independent auditor. The process for such pre-approval is typically as follows: Audit Committee pre-approval is sought at one of the Committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. The authority to pre-approve non-audit services may be delegated by the Audit Committee to one or more members of the Committee, who shall present any decision to pre-approve an activity to the full Committee at the first meeting following such decision. None of the services described above were approved by the Audit Committee pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

The Audit Committee has reviewed the non-audit services provided by Ernst & Young LLP and has determined that the provision of such services is compatible with maintaining Ernst & Young LLP’s independence.

OTHER BUSINESS

The Board of Directors of the Company knows of no other matter to come before the Annual Meeting. However, if any matter requiring a vote of the shareholders should be duly presented for a vote, then the persons named in the enclosed form of proxy intend to vote such proxy in accordance with their best judgment.

PROPOSALS FOR 2009 ANNUAL MEETING

Shareholder proposals intended to be presented at the 2009 Annual Meeting of Shareholders must be received by the Company by June 23, 2009 for possible inclusion in the proxy materials relating to such meeting, in accordance with the SEC’s Rule 14a-8. Any proposal received after this date will be considered untimely and may be excluded from the proxy materials.

The deadline for shareholders to provide written notice of intent to make nominations for the election of directors at the 2009 Annual Meeting of Shareholders (but not for inclusion in the proxy materials relating to such meeting) will be 90 days prior to the date of the meeting. Such notice must also otherwise conform to the requirements of the Company’s Bylaws. For any other shareholder proposal intended to be presented at the 2009 Annual Meeting of Shareholders received by the Company after September 6, 2009, the persons named in the proxy for such meeting may exercise their discretionary voting power with respect to such proposal.

MANAGEMENT

Directors and Executive Officers of the Registrant

The following sets forth certain information regarding the Company’s executive officers and directors:

James G. Foody, 78, has served as a Chairman of the Board of Directors since December 2005 and as a director of the Company since December 1995. Mr. Foody has served as a business consultant in Greenville, South Carolina since October 1990. Prior to that time, he was a partner in the accounting firm of Ernst & Young LLP.

Michael L. Baur, 51, has served as the Company’s Chief Executive Officer since January 2000 and as a director since December 1995. Mr. Baur has been employed with the Company since its inception, and held the position of President from that point until June 2007. Prior to joining the Company, from April 1991 to November 1992, Mr. Baur served in various positions at personal computer manufacturer Argent Technologies, Inc., including President and General Manager. In September 1989, Mr. Baur joined Gates/FA, a value-added computer and technology distributor, as a Product Manager and served as Merchandising Manager from February 1990 to March 1991.

Steven R. Fischer, 63, has served as a director of the Company since December 1995. Mr. Fischer has served as President of North Fork Business Capital Corporation and its successor, Capital One Leverage Finance from July 2004 to July 2008, and served as President of Transamerica Business Capital Corporation from September 2000 to February 2004, as Executive Vice President and Division Manager of Transamerica Business Capital Corporation from October 1997 to September 2000 and as Senior Vice President and Regional Manager of Transamerica Business Capital Corporation from March 1992 to October 1997. Mr. Fischer is currently a financial consultant and serves as a director of Falconstor Software Inc., a provider of storage networking infrastructure software.

John P. Reilly, 60, has served as a director of the Company since June 2001. Mr. Reilly is co-founder and managing partner of Keltic Financial Services, LLC in Rye, New York. Prior to that, from 1977 to 1999, he held senior management positions in the Leveraged Buy-Out, Leasing, Corporate Finance and Private Banking divisions at Citibank, N.A.

Michael J. Grainger, 56, has served as a director of the Company since October 2004. Mr. Grainger served as President and Chief Operating Officer of Ingram Micro, Inc., a technology distributor, from January 2001 to April 2004. From May 1996 to July 2001 he served as Executive Vice President and Chief Financial Officer of Ingram Micro, and from July 1990 to October 1996 as Vice President and Controller of Ingram Industries, Inc.

R. Scott Benbenek, 52, has served as the Company’s President of Worldwide Operations since June 2007, and served as the Company’s Executive Vice President, Corporate Operations from 2002 to 2007. Mr. Benbenek joined the Company in 1998, and has also held the positions of Vice President of Merchandising and Director of Merchandising. Prior to joining the Company, Mr. Benbenek served as Product Manager for Gates/Arrow (now Synnex), from 1990 to 1992, and served as Director of Merchandising and Vice President of Merchandising for Gates/Arrow from 1992 to 1995 and 1995 to 1998, respectively.

Richard P. Cleys, 57, has served as Vice President and Chief Financial Officer since joining the Company in November 2002. Prior to joining the Company, Mr. Cleys served as Vice President and Controller of Lanier Worldwide, Inc., a multinational office product and service distributor, from 1996 to 1998 and as Vice President Finance and Treasurer from 1999 to 2001. From 1993 to 1996, Mr. Cleys served as Vice President and Chief Financial Officer of AB Dick, Inc., a manufacturer of printing products.

John J. Ellsworth, 40, has served as the Company’s Vice President, General Counsel and Corporate Secretary since August 2008 and as the Company’s General Counsel and Corporate Secretary since joining the Company in January 2003 to August 2008. Prior to joining the Company, Mr. Ellsworth served as Assistant General Counsel of One Price Clothing Stores, Inc. from 2000 to 2003 and as a judicial law clerk in 1999. Mr. Ellsworth earned a Bachelor of Arts degree in political science and communications from the University of Wisconsin and received his Juris Doctor from the University of Minnesota in 1999. Mr. Ellsworth is admitted to practice law in the states of South Carolina and Minnesota.

Andrea D. Meade, 37, has served as the Company’s Executive Vice President of Operations and Corporate Development since June 2007, and served as the Company’s Executive Vice President, Corporate Operations from 2002 to 2007. Ms. Meade joined the Company in 2000, and has also held the position of Director of Strategic Development. Prior to joining the Company, Ms. Meade served as a Senior Associate with Green, Manning & Bunch, Ltd., a middle market investment banking firm. Prior to that, Ms. Meade served as an Associate in J.P. Morgan & Co.’s Financial Institutions Group, focused on mergers and acquisitions and advisory services.

CORPORATE GOVERNANCE MATTERS

Independent Directors

In accordance with the listing standards of NASDAQ and the Company’s Corporate Governance Guidelines, the Company’s Board of Directors must consist of a majority of independent directors. The Board of Directors has determined that each of the four non-management members of the Board meets the requirements for being “independent” as defined in SEC rules and regulations and NASDAQ listing standards. Mr. Baur is the only management member of the Board of Directors, therefore the independent directors constitute a supermajority of the Board. Pursuant to the Bylaws of the Company, the Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, a Compensation Committee, a Governance Committee and a Nominating Committee.

Board Meetings and Committees

The Board of Directors of the Company met a total of 14 times during the Company’s fiscal year ended June 30, 2008. No director attended fewer than 93% of the total of such Board meetings and meetings of the committees on which he served.

Audit Committee

The Audit Committee is composed of Chairman Grainger and Messrs. Fischer, Foody and Reilly. The functions of the Audit Committee include selecting the independent auditors, reviewing the scope of the annual audit undertaken by the Company’s independent auditors and the progress and results of their work, reviewing the financial statements of the Company and its internal accounting and auditing procedures and oversight of the Company’s internal audit function. No directors of the Company who are also executive officers may serve on the Audit Committee. This committee met six times during the fiscal year ended June 30, 2008. Each member of the Audit Committee attended all six meetings during the fiscal year ended June 30, 2008. Each member of the Audit Committee meets the definition of independence for audit committee members as set forth in the NASDAQ listing standards. The Board has determined that Messrs. Grainger, Fischer, Foody and Reilly all meet the requirements of an “audit committee financial expert” as defined in SEC rules and regulations. The Audit Committee operates pursuant to a charter adopted by the Board of Directors that sets forth the responsibilities and powers delegated by the Board to the Audit Committee and as prescribed by the SEC. A copy of the charter is available on the Company’s website at www.scansourceinc.com.

Compensation Committee

The Compensation Committee is composed of Chairman Reilly and Messrs. Fischer, Foody and Grainger. The functions of the Compensation Committee include reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for certain officers of the Company, oversight of the Company’s stock option plans, and considering such other matters as may from time to time be referred to the Compensation Committee by the Board of Directors. The Compensation Committee operates pursuant to a charter adopted by the Board of Directors that sets forth the responsibilities and powers delegated by the Board to the Compensation Committee. A copy of the charter is available on the Company’s website at www.scansourceinc.com. No directors of the Company who are also executive officers of the Company may serve on the Compensation Committee. The Compensation Committee met eight times during the fiscal year ended June 30, 2008. No director attended fewer than 87% of the total of such meetings. See “Executive Compensation — Compensation Discussion and Analysis” for a further discussion of the committee’s processes and procedures for the consideration and determination of executive and director compensation.

Governance Committee

The Governance Committee is composed of the entire Board of Directors. The Chairman of the Governance Committee is Mr. Fischer. The functions of the Governance Committee include oversight and responsibility for implementation of the Company’s program for complying with the requirements of the Sarbanes-Oxley Act of 2002 and rules and regulations of the SEC and NASDAQ thereunder or related thereto (in conjunction with the Audit Committee, where necessary or appropriate) as well as other NASDAQ rulemaking initiatives pertaining to corporate governance considerations. The Governance Committee operates pursuant to a charter adopted by the Board of Directors that sets forth the responsibilities and powers delegated by the Board to the Governance Committee. A copy of the charter is available on the Company’s website at www.scansourceinc.com. The Governance Committee held three committee meetings in the fiscal year ended June 30, 2008. All members of the Governance Committee were in attendance.

Nominating Committee

The Nominating Committee is composed of the entire Board of Directors. The Chairman of the Nominating Committee is Mr. Foody. The functions of the Nominating Committee include oversight and responsibility for the recruitment and nomination of directors of the Company from time to time including, but not limited to, the nomination of directors for election at each annual meeting of shareholders of the Company by a majority of the independent directors on the Board. The Nominating Committee held one committee meeting in the fiscal year ended June 30, 2008. All members of the Nominating Committee were in attendance.

The Nominating Committee will identify and screen potential nominees for directors and recommend nominees to the Board. The Nominating Committee has not adopted specific objective requirements for service on the Board. Instead, the Nominating Committee will consider various factors in determining whether to recommend to the Board potential new Board members, or the continued service of existing members, including the nominee’s experience and skills and whether such skills or experience are particularly relevant to the Company; whether the nominee would be an independent director under NASDAQ listing standards and applicable law; and in the case of existing members, the nominee’s contributions as a member of the Board during his or her prior service.

As vacancies arise, the Nominating Committee will consider nominees to the Board of Directors recommended by shareholders of the Company and will consider candidates recommended by shareholders in the same manner as other candidates. Nominations should be submitted in writing to the Secretary of the Company, giving the recommended nominee’s name, biographical data, and qualifications and must otherwise comply with the requirements of the Company’s Bylaws. See “Proposals for 2009 Annual Meeting” for further information.

The Nominating Committee operates pursuant to a charter adopted by the Board of Directors that sets forth the responsibilities and powers delegated by the Board to the Nominating Committee. A copy of the charter is available on the Company’s website at www.scansourceinc.com.

Director Education

Each member of the Board of Directors attended an Institutional Shareholder Services (“ISS”) accredited board education program during the 2008 fiscal year. The Company provides its directors with the opportunity and pays for directors to attend accredited ISS director education programs from time to time. All ISS accredited board education programs consist of a minimum of eight hours of instruction.

Corporate Governance Guidelines

The Board has established Corporate Governance Guidelines (“Guidelines”) that address various governance matters including the role of the Board of Directors, the size and function of the Board of Directors, Board tenure, service on other public boards, conflict of interest issues, executive sessions of non-management directors, review of committee charters and the Board self-evaluation process.

General Board Functions

The Guidelines set forth general Board functions that include the frequency of and attendance at meetings. In fiscal 2008, no member of the Board of Directors attended fewer than 93% of the meetings of the

Board of Directors. The members of the Audit Committee, Governance Committee and Nominating Committee attended all of their respective committee meetings in fiscal 2008. No member of the Compensation Committee attended fewer than 87% of the Compensation Committee meetings in fiscal 2008. The Company expects all Board members to attend the Annual Meeting of Shareholders. All of the Company’s directors attended the 2007 Annual Meeting of Shareholders.

Retention of Independent Advisors

The Guidelines also provide that the Board of Directors may retain independent advisors on behalf of the Board when appropriate.

Succession Planning

The Company’s Board of Directors engages in an active succession planning process. On a periodic basis, with the assistance of the Company’s Chief Executive Officer, it reviews the potential in-house candidates for each of the critical senior management positions and identifies areas of growth for those candidates that will best enable them to fill any need that the Company might have. Where there is not a satisfactory in-house candidate for a position, the Board considers whether outside candidates are likely to be available in a timely manner and whether other alternatives need to be considered.

Board Tenure

The Company is committed to the annual election of all directors. The Board of Directors is elected annually and is not classified.

Composition of Board

The Board of Directors currently consists of five members. The size of the Board of Directors may be increased or decreased by resolution of the Board of Directors by a number of directors that is 30% or less of the number of Directors last elected by the shareholders. The Guidelines also address the composition of the Board. The Guidelines provide that a majority of the Board will at all times be independent. Through the Nominating Committee the Board will identify potential candidates for Board membership with the objective being that all new, non-chief executive officer candidates will be independent. Independence is determined in accordance with NASDAQ rules. Through the Nominating Committee the Board confirms the independence of the non-management directors on an annual basis. The Board of Directors has determined that each of the four non-management members of the Board meets the requirements for being “independent” as defined in SEC rules and regulations and NASDAQ listing standards. Mr. Baur is the only management member of the Board of Directors, therefore the independent directors constitute a supermajority of the Board.

Service on Other Public Company Boards

The Guidelines provide that no director may serve on more than three other public company boards. The members of the Board of Directors may not serve on more than three audit committees of public companies.

Executive Sessions of Non-Management Directors

The Guidelines further provide that non-employee directors meet regularly without management present. The Company’s non-employee directors met six times in executive session during fiscal 2008.

Director Evaluations and Reviews

In accordance with the corporate governance requirements of NASDAQ and the Guidelines, the Nominating Committee and the Governance Committee of the Board conduct periodic performance reviews of individual directors and the performance of the Board of Directors and committees of the Board of Directors. As a part of the Board evaluation process the Company’s Board met in December 2007 to review and discuss director self-assessments and corporate governance matters. The Governance Committee of the Board of Directors met again in April 2008 to discuss and evaluate the performance of the Board and the committees of the Board over the prior year to identify opportunities for improvement, and subsequently communicated its conclusions to management.

Communications Between Security Holders and Board of Directors

Security holders of the Company may send written communications to the Board or any one or more of the individual members of the Board by directing such communication to the Company’s Secretary by mail in the care of the Secretary, at the Company’s principal executive offices, or by e-mail to john.ellsworth@scansource.com. All written communications will be compiled by the Secretary and promptly submitted to the individual directors being addressed or to the chair of the committee whose areas of responsibility include the specific topic addressed by such communication, or in all other cases, to the Chairman of the Board.

Code of Ethics

The Company’s Code of Conduct is applicable to all of the Company’s executive officers, including the Chief Executive Officer and the Chief Financial Officer, directors and employees. The Company will provide a copy of the Code of Conduct upon request to any person without charge. Such requests may be transmitted by regular mail in the care of the Secretary. The Company may post the Code of Conduct on its website at www.scansourceinc.com.

The Company will post on its website, www.scansourceinc.com, or will disclose on a Form 8-K filed with the SEC, any amendments to, or waivers from, a provision of the Code of Conduct that apply to the Chief Executive Officer and the Chief Financial Officer, or persons performing similar functions, and that relate to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of the Code of Conduct to an appropriate person or persons identified in the code; or (v) accountability for adherence to the Code of Conduct. Any waiver granted to an executive officer or a director may only be granted by the Board and will be disclosed, along with the reasons therefore, on a Form 8-K filed with the SEC. No waivers were granted in fiscal 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are required by SEC regulations to furnish the Company copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 2008, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 30, 2008, Messrs. Fischer, Foody, Grainger and Reilly served on the Compensation Committee. None of them were an officer or employee of the Company or any of its subsidiaries during the fiscal year ended June 30, 2008, nor at any time prior thereto. During the fiscal year ended June 30, 2008, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, and none of the Company’s executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Company’s Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

In this section, the Company provides a discussion and analysis of the material elements of the Company’s compensation programs and policies, the material compensation decisions the Company made under those programs and policies with respect to its top executive officers, and the material factors considered in making those decisions. In addition, you will find a series of tables containing specific information about the compensation earned or paid in fiscal years 2008 and 2007 to the following individuals, to whom the Company refers as its named executive officers:

•	Michael L. Baur, Chief Executive Officer,
•	Richard P. Cleys, Vice President & Chief Financial Officer,
•	R. Scott Benbenek, President of Worldwide Operations,
•	Andrea D. Meade, Executive Vice President of Operations & Corporate Development, and
•	John J. Ellsworth, Vice President, General Counsel & Corporate Secretary.

Mr. Ellsworth was determined by the Board of Directors to be a named executive officer of the Company in August 2008 and therefore was appointed as Vice President in August 2008. As a result, the Company has provided information about the compensation earned or paid in fiscal year 2008 to Mr. Ellsworth. The discussion below is intended to help you understand the detailed information provided in the executive compensation tables and to put that information into context within the Company’s overall compensation program.

Objectives of the Company’s Compensation Program

In general, the Company operates in a marketplace where competition for talented executives is significant. Continuity of personnel is a critical success factor to the Company’s business. The Company’s approach to the compensation of its executive officers is relatively simple and straight-forward. The objective of the Company’s executive compensation program is to enable it to attract, motivate, reward and retain the management talent necessary to achieve both long-term and short-term corporate objectives, and enhance shareholder value. The Company also aims to establish executive compensation levels that correlate directly to the executive’s level of responsibility, with the compensation of executives carrying responsibility for multiple business units being tied to the performance of the Company as a whole. Additionally, the Company aims to provide its executives with incentive-based compensation tied to the Company’s performance in achieving growth and improved profitability, which aligns the executive opportunity with the interests of shareholders. To do this effectively, the Company’s philosophy is that its compensation program must provide its executive officers with a total compensation package that is reasonable in relation to the Company’s performance, sufficiently competitive relative to the packages offered by competitors of similar size in its industry, and internally equitable.

How Executive Compensation is Determined and Assessed

The Compensation Committee of the Company’s Board of Directors establishes and reviews the Company’s executive compensation policies and practices, reviews the pay plans and equity awards offered to its executive officers, oversees the Company’s stock option plans, and considers such other compensation matters as may from time to time be referred to the Compensation Committee by the Board of Directors. The Compensation Committee consists of four non-employee directors who meet the standard for independence under NASDAQ rules. The Company believes that the Compensation Committee’s independence from management allows the Compensation Committee members to provide unbiased consideration of various elements that could be included in the Company’s executive compensation program and apply independent judgment about which elements will best achieve the Company’s compensation objectives.

The Compensation Committee meets at least annually to review and approve all new executive compensation programs and, if necessary, recommend approval to the Board of Directors. The Compensation Committee has not established a formal policy for the manner in which it allocates executive compensation between cash and non-cash components, short-term and long-term components, or among benefits, perquisites or other forms of non-cash compensation. Instead, the Compensation Committee focuses on the past performance and contribution of each executive officer in determining the overall structure of executive compensation packages. The Compensation Committee also relies upon the recommendations of the Company’s management team, particularly Mr. Michael L. Baur, the Company’s Chief Executive Officer, regarding the compensation of the named executive officers other than the Chief Executive Officer. The Chief Executive Officer, with input from other executive officers, annually reviews the performance of each of the named executive officers (the Chief Executive Officer’s performance is reviewed solely by the Compensation Committee) and presents recommendations for compensation adjustments, including any adjustments to base salary, variable compensation and/or equity awards, to the Compensation Committee. The Board of Directors provides guidance regarding the assessment of each executive officer’s annual performance and recommendations for adjustments to each executive officer’s compensation package. In addition, each executive officer is subject to the annual performance evaluation system managed by the Company’s Human Resources Department, and this performance assessment tool is used by the Chief Executive Officer in his review of each executive officer’s performance.

During fiscal year 2008, the Compensation Committee met eight times for the express purpose of discussing executive compensation matters. The Compensation Committee has the authority to hire outside advisors and experts, including compensation consultants, to assist it. In January 2008, the Compensation Committee met to consider the compensation and renegotiation of the employment agreement for the Company’s Chief Executive Officer. In the first quarter of calendar 2008, the Compensation Committee engaged Watson Wyatt Worldwide (“Watson Wyatt”) to conduct a market-based assessment of the Chief Executive Officer’s compensation arrangements and employment agreement provisions.

Factors in Assigning and Determining Levels of Executive Compensation

The primary focus in setting compensation levels is the executive officers’ experience and the levels of compensation potentially available in the marketplace. In addition, the Board focuses on the results of the executives’ annual performance reviews, which consider the executives’ decision-making and their demonstrated skill in developing the individuals that report to them. Since all of the Company’s named executive officers have been employed by the Company for more than five years, the Company has not recently had to establish compensation without historical points of reference.

As noted above, the Compensation Committee engaged Watson Wyatt in the first quarter of calendar 2008. During the course of its engagement Watson Wyatt has provided market data to help the Compensation Committee assess the Chief Executive Officer’s compensation arrangement and employment agreement provisions. Watson Wyatt also assisted the Compensation Committee in assessing the Chief Executive Officer’s total compensation in the fiscal year 2008 in light of the expiration of his employment agreement on June 30, 2008 and the Company’s expected execution of a new employment agreement with the Chief Executive Officer. In its assessment, Watson Wyatt used a peer group of 13 companies classified by Standard & Poor’s as technology distributors to develop market references. The companies in the peer group had revenues between $500 million and $16 billion. The peer group consisted of the following:

Avnet Inc.
Arrow Electronics Inc.
CDW Corp.
Synnex Corp.
Anixter International Inc.
Insight Enterprises Inc.
Brightpoint Inc.
PC Connection Inc.
GTSI Corp.
Nu Horizons Electronics Corp.

Zones Inc.
Richardson Electronics Ltd.
Agilysis Inc.

Watson Wyatt also collected chief executive officer compensation information from the following companies:

Ingram Micro Inc.
Tech Data Corp.
PSS World Medical, Inc.
CheckPoint Systems

The chief executive officer pay data from the four companies above were presented to the Compensation Committee but were not used by Watson Wyatt to develop statistical market references. Ingram Micro and Tech Data have revenues in excess of $16 billion, and PSS World Medical and CheckPoint Systems are not classified as technology distributors by Standards & Poor’s.

While there is a significant variation in company size among the peer group companies, the Company ranked in the middle range (between the 25th and the 75th percentiles) in terms of revenues, earnings, assets and market capitalization. The Company ranked in the upper quartile in terms of revenue and earnings growth rates and profit margin. Regression analyses were also used to illustrate the relationship between the size of company and chief executive officer pay at the peer group companies. Watson Wyatt’s analysis indicated that the Company’s compensation for its Chief Executive Officer for fiscal year 2008 is positioned between the peer group median and the 75th percentile for nearly all elements of compensation, as well as in the aggregate. Watson Wyatt provided the Compensation Committee with the following additional findings and observations:

•	The supplemental benefits and perquisites offered to the Company’s Chief Executive Officer are consistent with the practices of other technology distributors and are relatively modest;
•	The contractual severance provisions contained in the Chief Executive Officer’s employment agreement are consistent with peer company practices; and
•	The bonus arrangement in the Chief Executive Officer’s new employment agreement should be performance-based compensation as defined in Section 162(m) of the Internal Revenue Code.

The Compensation Committee used the analysis and conclusions rendered by Watson Wyatt in designing the total compensation package for the Chief Executive Officer and an amended and restated employment agreement between the Company and the Chief Executive Officer. The amended and restated employment agreement, executed May 27, 2008: (i) extends Mr. Baur’s employment agreement for three years (to June 30, 2011), (ii) provides for a $50,000 increase in annual base salary for Mr. Baur to $750,000, (iii) provides for an annual perquisite allotment of $50,000, and (iv) contains a performance-based bonus (or variable compensation). The bonus component in the amended and restated employment agreement is to be determined annually based on a measurement of Return on Invested Capital (“ROIC”) and operating income, with a target variable compensation equal to 1.5% of operating income.

Elements of Compensation

The Company’s executive officer compensation program consists of three core elements: base salary, cash incentives, and long-term equity incentives. The Company also provides its top executive officers with limited retirement benefits, severance benefits and change in control benefits. The employment agreements with each of the named executive officers set forth their respective compensation components.

In order to remedy certain unfavorable personal tax consequences of Section 409A of the Code for certain holders of outstanding stock options, in fiscal 2008 the Company conducted a tender offer for the affected options held by non-executive employees of the Company. The Company offered to amend the affected options to increase the option exercise price to the quoted market price on the revised option grant date and to give option holders a cash payment for the difference in option exercise price between the amended option and the original exercise price. Mr. Ellsworth was not an executive officer at the time of the Company’s tender offer. As a result, he participated in the tender offer and the Company made a one-time payment to Mr. Ellsworth. The Company also made one-time payments to Mr. Cleys, Mr. Benbenek and

Ms. Meade in connection with the amendment of certain options held by them to increase the option exercise price to remedy certain unfavorable personal tax consequences of Section 409A of the Code. Mr. Cleys, Mr. Benbenek and Ms. Meade were not eligible to participate in the Company’s tender offer.

Base Salary

Base salaries for each of the Company’s named executive officers are determined through a subjective assessment of each executive officer’s performance, in light of his or her responsibilities, goals and objectives, his or her position with the Company, and the Company’s overall performance during prior periods. Any relevant market trends and internal compensation equity issues also may be considered, including each executive officer’s distribution industry experience relative to others. In evaluating Company performance, the primary focus is upon financial performance for the relevant annual period, measured by operating income. The Company believes that operating income is the appropriate measurement because it is most closely aligned with the interests of shareholders. In addition, operating income is easily computed, communicated and understood by employees and shareholders alike. The Company believes that the correlation between incremental growth in operating income and enhanced shareholder value is strong.

Base salaries are reviewed annually by the Compensation Committee and adjusted appropriately. The base salary paid to each named executive officer of the Company in fiscal year 2008 is set forth in the summary compensation table.

Cash Incentives

Variable cash incentives payable monthly, quarterly, or annually reward the Company’s executive officers for the attainment of pre-determined performance metrics and provide an incentive for continued performance in the future. This component of executive officer compensation has also been used to reward executive officers for business growth opportunities and the profitability of the individual business units they manage. Fiscal year 2008 cash incentives for each executive officer, with the exception of Mr. Cleys and Mr. Ellsworth, were based on the Company’s operating income and ROIC. ROIC is used as the performance measurement for several reasons: (1) it is the primary metric relied upon by Company management to monitor and evaluate the Company’s business performance; (2) the Company believes that it is the preferred measurement that best balances the Company’s operating results with its asset and liability management; and (3) it excludes the results of capitalization decisions (debt vs. equity), is easily computed, communicated and understood, and drives changes in shareholder value. For these reasons, the Company establishes variable cash incentives for its executive officers contingent on the Company achieving ROIC levels that the Company believes will influence its executive officers’ decisions.

The actual dollar value of the cash incentive award is calculated as a percentage of operating income and ROIC because the Company believes this effectively aligns the financial interests of the named executive officers with the performance and profitability of the Company. While the ROIC performance metric is the same for each named executive officer, with the exception of Mr. Cleys and Mr. Ellsworth, the formula for calculating the dollar value of the cash incentive award is different for each executive. The formula for each executive officer for fiscal year 2008, excluding Mr. Cleys and Mr. Ellsworth, was subjectively determined based on an evaluation of the Company’s historical performance and the growth expectations and metrics developed from that evaluation. Factors such as the executive officer’s scope of responsibility, the Company’s past performance, with the results of the most recent fiscal years being emphasized, the general consensus of the Compensation Committee, Board of Directors and executive management team regarding the forecast for the next fiscal year, and any other internal or external factors affecting the Company’s business model are also generally considered. The Compensation Committee also considers the need to set the formula for each executive officer at a level where achieving the target incentive compensation levels is not guaranteed and the achievement of the target incentive compensation levels is rewarding to both the executive and to the shareholders.

For fiscal year 2008, the cash incentives to the named executive officers aggregated to $2,167,812 or 2.31% of operating income. The Compensation Committee considers this an appropriate allocation of operating income for this purpose. The specific awards for each named executive officer for fiscal year 2008 are detailed below.

Mr. Baur.  Mr. Baur’s annual cash incentive award was calculated as a straight percentage of operating income, as follows.

Return on Invested Capital	% of Operating Income
Greater than 30%	1.65%
Less than 30% but greater than 20%	1.5%
Less than 20% but greater than 10%	1.4%
10% or less	1.0%

The Compensation Committee opted to exclude the effects of financial accounting standard SFAS No. 123R in calculating Mr. Baur’s award, and agreed with Mr. Baur that the costs incurred by the Company in forming a Special Committee to examine the Company’s equity award practices should be included in calculating his award.

In fiscal year 2008, the Company achieved ROIC of 22.36% (ROIC calculation includes the costs attendant to the aforementioned Special Committee), and Mr. Baur’s fiscal year 2008 annual cash incentive award was determined to be $1,486,208.

In connection with the June 30, 2008, amendment and restatement of Mr. Baur’s employment agreement, Mr. Baur’s bonus structure will change for fiscal year 2009. For fiscal year 2009, Mr. Baur’s annual cash incentive award, reflected as a percentage of operating income, will be calculated as follows:

Return on Invested Capital	% of Operating Income
Greater than 30%	1.65%
30% or less and greater than 25%	1.55%
25% or less and greater than 20%	1.50%
20% or less and greater than 10%	1.40%
10% or less	0

Mr. Benbenek.  Mr. Benbenek’s target cash incentive opportunity, reflected as a percentage of operating income, is 0.35% of the Company’s operating income. The amount of Mr. Benbenek’s annual cash incentive award was calculated on a monthly basis by multiplying operating income by a factor of .0035 and by a percentage, as follows:

Return on Invested Capital	% for Calculation
Greater than 30%	115%
At or between 25% and 29%	110%
At or between 20% and 24%	100%
Less than 20%	90%

For purposes of making this calculation, the Compensation Committee opted to exclude the effects of financial accounting standard SFAS No. 123R as well as the costs attendant to the Special Committee’s examination of the Company’s equity award practices. In fiscal year 2008, the Company achieved ROIC of 22.61% (ROIC calculation excludes the costs attendant to the aforementioned Special Committee), and Mr. Benbenek’s fiscal year 2008 bonus award was determined to be $334,648.

Ms. Meade.  Ms. Meade’s target cash incentive opportunity, reflected as a percentage of operating income, is 0.25% of the Company’s operating income. The amount of Ms. Meade’s annual cash incentive award was calculated on a monthly basis by multiplying operating income by a factor of .0025 and by a percentage, as follows:

Return on Invested Capital	% of Target Bonus Opportunity
Greater than or equal to 30%	115%
At or between 25% and 29%	110%
At or between 20% and 24%	100%
Less than 20%	90%

For purposes of making this calculation, the Compensation Committee opted to exclude the effects of financial accounting standard SFAS No. 123R as well as the costs attendant to the Special Committee’s examination of the Company’s equity award practices. In fiscal year 2008, the Company achieved ROIC of 22.61% (ROIC calculation excludes the costs attendant to the aforementioned Special Committee), and Ms. Meade’s fiscal year 2008 bonus award was determined to be $239,954.

Mr. Cleys.  Mr. Cleys’ target bonus for fiscal year 2008 was approximately $75,000. Mr. Cleys’ bonus was based on a subjective assessment of his performance rather than on the operating income and ROIC measurements applicable to the other named executive officers. Mr. Cleys’ performance was evaluated by the Chief Executive Officer based on the overall operational performance of the Company’s financial function and Mr. Cleys’ demonstrated management capabilities with respect to issues such as staffing and planning to meet the Company’s financial needs. The Board of Directors determined Mr. Cleys’ bonus compensation after considering the recommendation of the Chief Executive Officer. The Chief Executive Officer’s favorable evaluation of Mr. Cleys’ performance in fiscal year 2008 resulted in the Board’s approval of a bonus award of $77,876.

In connection with the June 30, 2008 amendment and restatement of Mr. Cleys’ employment agreement, Mr. Cleys’ bonus structure will change for fiscal year 2009. For fiscal year 2009, Mr. Cleys’ target annual cash incentive award will be $100,000 and will be based on income statement and balance sheet objective measurements, as well as the subjective factors discussed above in relation to his bonus for fiscal year 2008. Mr. Cleys’ maximum annual cash incentive opportunity for fiscal year 2009 will be $150,000.

Mr. Ellsworth.  Mr. Ellsworth’s target bonus for fiscal year 2008 was $25,000. Mr. Ellsworth’s bonus was based on a subjective assessment of his performance rather than on the operating income and ROIC measurements applicable to the other named executive officers. Mr. Ellsworth’s performance was evaluated by the Chief Executive Officer based on the overall performance of the Company’s legal and regulatory functions and Mr. Ellsworth’s demonstrated management capabilities with respect to issues such as staffing and planning to meet the Company’s legal, regulatory and related compliance needs. The Chief Executive Officer’s favorable evaluation of Mr. Ellsworth’s performance in fiscal year 2008 resulted in a bonus award of $29,126.

In connection with the July 1, 2008 employment agreement entered into between Mr. Ellsworth and the Company, and the September 2, 2008 amendment and restatement of that agreement, Mr. Ellsworth’s bonus structure will remain the same for fiscal year 2009.

Long-Term Equity Incentives

Long-term equity incentives are awarded to executive officers in the form of stock options. The Company believes that stock options provide long-term incentives to executives because they directly link the executives’ financial interests to those of the Company’s shareholders. Moreover, the Company believes that stock options are an effective tool for the retention and motivation of executive officers. Stock options were awarded to all of the Company’s executive officers during fiscal year 2008. The Board is evaluating and considering the use of restricted stock as well as options for future equity awards.

With respect to grants, the exercise price of stock options equals the fair market value on the date of the grant, as measured by the closing price of the Company’s Common Stock on the NASDAQ Global Select Market on the award date. The Company’s Equity Award Grant Policy requires annual awards to be made at the Compensation Committee’s regularly scheduled meeting on the day of the annual meeting of the Company’s shareholders. Stock options are subject to a three-year vesting schedule with a pro rata portion vesting on each anniversary of the date of grant. In addition, vesting accelerates on a change of control. Vested stock options are exercisable for a period of ten years after the grant, subject to limited exceptions if a participant’s employment terminates.

The number of stock options granted by the Compensation Committee in a given year is based on, among other things, overall Company performance, the number of stock options available for award, the value of the proposed award, and the amount of options awarded in prior years, with the ultimate purpose of motivating, rewarding and retaining executive officers while preserving shareholder value.

As a result of the investigation into the Company’s stock option granting practices, the Company determined that the exercise price of certain of its outstanding stock options were set below the fair market value of the related shares on the date of grant. As discussed below under “Option Adjustments,” in fiscal 2008 certain options held by the Company’s executive officers and its employees were modified to increase the exercise price to the fair market value of the shares of Common Stock on the date the Company determined to be the appropriate measurement date for such options to be used in the preparation of its restated financial statements. The information provided below regarding options held by the Company’s named executive officers reflects this adjustment. The Company did not consider the effect of the adjustments in determining the subsequent compensation of any of the named executive officers.

Other Executive Benefits, Including Perquisites, Retirement Benefits and Deferred Compensation

The Company provides some of its executive officers with certain perquisites, retirement, deferred compensation and other benefits that the Compensation Committee believes are consistent with the Company’s goal of attracting, motivating and retaining key executive employees.

The Company’s executive officers are eligible to participate in the Company’s tax qualified 401(k) plan to the same degree that other employees are eligible to participate. The plan provides for an annual match of up to $800 that vests over a three-year period. Participants in the Company’s 401(k) plan are also eligible for any annual discretionary contributions (authorized by the Compensation Committee) that vest over a five-year period. In addition, in lieu of reimbursing Mr. Baur for expenditures on perquisites in fiscal year 2009, the Company will provide Mr. Baur with an annual perquisite allotment of $50,000.

The Company maintains a deferred compensation plan pursuant to which the executive officers may defer a portion of their annual compensation. Participants’ funds are invested among various funds designated by the plan administrator (and currently may not be invested in the Company’s Common Stock). The Company may make matching contributions that vest over a five-year period. Participants become fully vested in any matching contributions upon a change in control of the Company and upon their death, disability or attainment of age 65.

Executive officers are entitled to participate in the Company’s health, vision, dental, paid time off, life, disability and employee stock purchase plans to the same degree that the Company’s other employees are entitled to participate. In addition, executive officers may participate in a supplemental long-term disability plan.

Employment, Severance and Change in Control Agreements

The Company has entered into employment agreements with each of its named executive officers because it believes that such agreements are necessary to attract, motivate and retain executive talent and foster continuity among the Company’s leadership. These agreements, depending on the reason for the termination and when it occurs, provide certain severance benefits for named executive officers. These severance pay arrangements are put in place not only because they are often necessary to attract executive talent, but because in the case of a change in control, severance benefits provide protection for the executives involved in negotiating and directing the change in control that allows them to act in the best interests of the Company without regard to the effects such a change in control may have on their personal situations. Please see the “Potential Payments upon Termination or Change in Control” section of this Proxy Statement for a detailed description of the severance benefits, and “Employment, Severance and Change in Control Agreements” in this Proxy Statement for a detailed description of such agreements.

Other Elements of the Company’s Executive Compensation Program

Equity Grant Practices

Equity awards are a significant component of the Company’s executive officer compensation. The Company maintains a formal equity award policy whereby all annual equity awards and equity awards made to executive officers under Section 16(a) of the Securities Exchange Act of 1934 are made by the Compensation Committee. The Compensation Committee has delegated authority to the Chief Executive Officer to make awards to newly-hired or newly-promoted employees who are not executive officers under Section 16(a) of the Securities Exchange Act of 1934. The Compensation Committee’s delegation authority to the Chief Executive Officer does not apply to newly-hired employees occurring in connection with a merger or acquisition, and no individual grant may exceed 40,000 shares. The Company’s General Counsel and Chief Financial Officer oversee the documentation of and accounting for all stock options and other equity award grants.

The exercise price of all stock options granted by the Compensation Committee, including grants by the Chief Executive Officer pursuant to delegated authority, cannot be less than 100% of the fair market value of the Common Stock on the date of the grant.

Regarding annual, merit-based equity grants, the date of grant is the day following each annual meeting of the Company’s shareholders or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported. The Compensation Committee is authorized to grant annual, merit-based equity awards to employees and consultants pursuant to a meeting held each year on the same date as the annual shareholder meeting, and grants are made only during a “window” for stock transactions (under the Company’s insider trading compliance program). In the event that the annual shareholder meeting does not occur during a window, the annual grant will occur at the next Compensation Committee meeting that occurs during a window. The annual grant date for named executive officers is the same as the annual grant date for other employees (except for new hires or promotions).

If necessary, the Compensation Committee may meet quarterly, or more often as required, during a window for stock transactions to make special grants of equity awards in the case of newly-hired Section 16 officers, promotions, or special recognition situations for employees and consultants, or in situations not involving annual grants. Equity awards to newly hired employees or officers, or to Company employees who have been promoted, are granted on the effective date of their employment with the Company or the effective date of their promotion, as applicable. Equity awards related to special recognition situations for employees and consultants and other situations not involving annual grants, new hires or promotions will only be granted on a date occurring during windows for stock transactions. The Board of Directors of the Company considers and approves options issued in connection with a merger or acquisition.

Tax and Accounting Considerations

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for the Company’s executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive.

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that the Company may deduct in any year with respect to any one of the Company’s named executive officers. Compensation that qualifies as “performance-based compensation” under Section 162(m) is not subject to this $1 million limitation. In fiscal year 2008 a portion of the variable compensation paid by the Company to Mr. Baur was not deductible under Section 162(m). The variable compensation provisions in the amended and restated employment agreement with Mr. Baur entered into on May 27, 2008 are designed to constitute compensation that qualifies as “performance-based compensation” under Section 162(m). It is the Compensation

Committee’s intent to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent.

With the adoption of SFAS No. 123R, the Company does not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.

2008 SUMMARY COMPENSATION TABLE

The following table sets forth the cash and other compensation that the Company paid to its named executive officers or that was otherwise earned by the Company’s named executive officers for their services in all capacities during the fiscal years ended June 30, 2008 and June 30, 2007.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael L. Baur President and Chief Executive Officer	2008	700,000	(1)	—		1,152,661	1,486,208	204,244	3,543,113
	2007	700,000		—		849,829	1,184,625	131,517	2,865,971
Richard P. Cleys Vice President and Chief Financial Officer	2008	272,500	(1)	139,806	(5)	85,682	—	19,032	517,020
	2007	250,000		80,376	(6)	119,709	—	13,857	463,942
R. Scott Benbenek President of Worldwide Operations	2008	303,077		62,860	(7)	239,463	334,648	32,031	972,079
	2007	200,000		—		85,464	221,567	22,558	529,589
Andrea D. Meade Executive Vice President of Operations and Corporate Development	2008	201,923		37,500	(7)	136,263	239,954	16,406	632,046
	2007	137,500		—		55,590	191,484	9,484	394,058

John J. Ellsworth, Vice President, General Counsel and Corporate Secretary(9)	2008	172,327		45,494	(8)	25,135	—	5,869	248,825

(1)	Does not include $773,967.55 to Mr. Baur and $254,251.68 to Mr. Cleys that was included on their respective Form W-2s for tax reporting purposes related to the grant of options treated as discount options for Section 409A purposes, but for which they received no compensation.
(2)	Reflects the proportionate amount of the total fair value of option awards recognized by the Company as an expense for financial statement reporting purposes for the fiscal years ended June 30, 2007 and June 30, 2008, respectively, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair value of the awards was determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (which is referred to as FAS 123R). The assumptions used in the calculation of the grant date fair values of the option awards made in 2007 and 2008 are included in Note 9 to the Company’s audited financial statements for the fiscal year ended June 30, 2008 included in the Company’s Annual Report to Shareholders for the fiscal year ended June 30, 2008, accompanying this Proxy Statement.
(3)	Reflects the value of cash incentives earned pursuant to the Company’s annual incentive bonus program. For information regarding the Company’s annual incentive bonus program, see the discussion in “Compensation Discussion and Analysis” in this Proxy Statement.
(4)	All Other Compensation includes three components for each named executive officer: a Company matching contribution under the Company’s Nonqualified Deferred Compensation Plan, a 401(k) matching contribution, and premiums on an officer disability policy paid by the Company. For Mr. Baur, Mr. Cleys, Mr. Benbenek, Ms. Meade and Mr. Ellsworth, respectively, the Company’s matching contribution under the Nonqualified Deferred Compensation Plan was $200,000, $14,145.24, $25,862.73, $14,806.59 and

$4,942.16 for the fiscal year ended June 30, 2008, and for Mr. Baur, Mr. Cleys, Mr. Benbenek, and Ms. Meade for the fiscal year ended June 30, 2007 the contribution was $127,273, $8,970, $18,306, and $8,065, respectively. The disability premiums for the fiscal year ended June 30, 2008 were $3,444.48, $4,087.20, $4,458.24, $799.24 and $127.19 for Mr. Baur, Mr. Cleys, Mr. Benbenek, Ms. Meade and Mr. Ellsworth, and for the fiscal year ended June 30, 2007 were $3,444, $4,087, $3,452, and $619, for Mr. Baur, Mr. Cleys, Mr. Benbenek and Ms. Meade. The 401(k) match for each named executive officer was $800 for the fiscal year ended June 30, 2007 and for the fiscal year ended June 30, 2008. All Other Compensation also includes for Mr. Benbenek a Company match in connection with the Company’s Employee Stock Purchase Plan in the amount of $910 for Mr. Benbenek for the fiscal year ended June 30, 2007 and $910 for Mr. Benbenek for the fiscal year ended June 30, 2008.
(5)	Includes a discretionary bonus of $77,876 based on a subjective assessment of his performance and the overall operational performance of the Company’s financial function and a payment of $61,930 to remedy certain unfavorable personal tax consequences of Section 409A of the Code as a result of the amendment of certain of his outstanding options to increase the exercise price to the fair market value on the appropriate measurement date.
(6)	Consists of a discretionary bonus based on a subjective assessment of his performance and the overall operational performance of the Company’s financial function.
(7)	Consists of a payment in connection with the Company’s offer to amend certain stock options to increase the option exercise price and to give them a cash payment for the difference in option exercise price between the amended option and the original option exercise price to remedy certain unfavorable personal tax consequences of Section 409A of the Code.
(8)	Includes a payment of $29,126 based on a subjective assessment of his performance based on the overall performance of the Company’s legal and regulatory functions and Mr. Ellsworth’s demonstrated management capabilities with respect to issues such as staffing and planning to meet the Company’s legal, regulatory and related compliance needs and a payment of $16,368 in connection with the Company’s tender offer to amend certain stock options to increase the option exercise price and to give certain option holders a cash payment for the difference in option exercise price between the amended option and the original exercise price.
(9)	Mr. Ellsworth was determined by the Board of Directors to be a named executive officer of the Company in August 2008 and therefore was appointed as Vice President in August 2008. Because the Company only had four executive officers in 2008, the Company is voluntarily providing compensation information for Mr. Ellsworth for the fiscal year ending June 30, 2008.

2008 GRANTS OF PLAN-BASED AWARDS TABLE

The following table below sets forth the individual grants of plan-based awards made to each of the Company’s named executive officers during the fiscal year ended June 30, 2008.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Michael L. Baur	12/7/2007	939,655	1,315,517	1,550,431	100,000	36.69	1,731,000
Richard P. Cleys	12/7/2007	—	—	—	8,000	36.69	138,480
R. Scott Benbenek	12/7/2007	295,991	328,879	378,211	20,000	36.69	346,200
Andrea D. Meade	12/7/2007	211,422	234,914	270,151	10,000	36.69	173,100
John J. Ellsworth	12/7/2007	—	—	—	4,000	36.69	42,000

(1)	Reflects threshold, target and maximum payout levels under the Company’s fiscal year 2008 annual incentive bonus program. For information regarding the Company’s annual incentive bonus program, see the discussion in “Compensation Discussion and Analysis” in this Proxy Statement. The actual amount earned by each named executive officer for fiscal year 2008 is reported under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	All stock options were granted under the Company’s 2002 Long-Term Incentive Plan and vest in equal annual installments on the first three anniversaries of the grant date.

Employment, Severance and Change in Control Agreements

The Company has entered into employment agreements with each of the named executive officers. Each of Mr. Baur’s and Mr. Cleys’ employment agreements, which were amended and restated as of June 30, 2008, is effective for a term ending on June 30, 2011, and, if a change in control occurs, their respective employment agreements will be effective until the later of June 30, 2011, or the first anniversary of the change in control. Mr. Benbenek’s and Ms. Meade’s employment agreements are effective for a term ending June 30, 2009. Mr. Ellsworth’s employment agreement, which was amended and restated as of September 2, 2008, is effective for a term ending September 2, 2010, and, if a change in control occurs, his employment agreement will be effective until the later of September 2, 2010, or the first anniversary of the change in control.

The current annual salaries of the executive officers pursuant to their employment agreements are as follows: Mr. Baur — $750,000; Mr. Cleys — $265,000; Mr. Benbenek — $300,000; Ms. Meade — $200,000; and Mr. Ellsworth — $195,000.

The named executive officers’ employment may be terminated by the Company at any time for “cause” (as defined in their respective employment agreements) or for no reason, or by the executive with or without “good reason” (as defined in their respective employment agreements, which, with respect to Messrs. Baur, Cleys, Benbenek and Ellsworth and Ms. Meade, includes termination by the executive during the 60-day period beginning on the six-month anniversary of a change in control). The agreements will also terminate upon the death, disability or retirement of the executive. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below.

If Mr. Baur’s, Mr. Cleys’ or Mr. Ellsworth’s employment is terminated by the Company other than for cause, death, disability or retirement or if such officer resigns for good reason, the Company will be required to pay him his accrued salary, a pro rata annual bonus, and other accrued benefits through the date of termination. In addition, the Company will be required to pay him a severance amount equal to his highest combined base salary and annual bonus during the three full fiscal years prior to termination, multiplied by an applicable severance multiple. The severance multiple for Mr. Baur is the greater of (a) two, (b) the number of full months then remaining until June 30, 2011, divided by 12, or (c) three, if the employment termination occurs within 12 months after or otherwise in contemplation of a change in control. The severance multiple for Mr. Cleys is the greater of (a) one, (b) the number of full months then remaining until June 30, 2011, divided by 12, or (c) two, if the employment termination occurs within 12 months after or otherwise in contemplation of a change in control. The severance multiple for Mr. Ellsworth is the greater of (a) one, or (b) two, if the employment termination occurs within 12 months after or otherwise in contemplation of a change in control. In addition, for up to 12 months following Mr. Cleys’ or Mr. Ellsworth’s termination from employment, or earlier if Mr. Cleys or Mr. Ellsworth becomes entitled to receive medical and dental insurance benefits under another group plan, the Company will be required to reimburse him on a monthly basis for payments made under COBRA toward medical and dental insurance benefits that are in excess of the monthly rates paid by active employees of the Company for such benefits. If Mr. Baur’s employment is terminated by the Company other than for cause, death, disability or retirement, or if he resigns for good reason, he and his dependents will receive continued medical, dental and prescription drug benefits until Mr. Baur reaches age 65, and then will receive MediGap coverage, to the extent available, until Mr. Baur reaches the age of 80.

With respect to Mr. Benbenek and Ms. Meade, if: (1) Mr. Benbenek’s or Ms. Meade’s employment is terminated by the Company other than for cause, death, disability or retirement; (2) Mr. Benbenek or Ms. Meade terminates his or her employment for good reason within a period of 30 days after the occurrence of an event giving rise to good reason; (3) Mr. Benbenek’s or Ms. Meade’s employment is terminated other than for cause, death, disability or retirement within 12 months after or in contemplation of a change in control of the Company; or (4) Mr. Benbenek’s or Ms. Meade’s employment is terminated by the Company other than for cause or disability within 60 days of June 30, 2009, then he or she will receive severance benefits that include, among other things, a lump sum cash payment equal to the sum of his or her salary earned through the date of termination (to the extent not already paid), unpaid incentive compensation earned to the date of termination, other accrued benefits through the date of termination, and an amount equal to the highest combined annual salary and incentive compensation earned by Mr. Benbenek or Ms. Meade from the Company, including any such amounts earned but deferred, in the three fiscal years prior to the date of termination. In such instances, the Company will also reimburse Mr. Benbenek and Ms. Meade for any COBRA payments he or she makes in the 12 months following his or her termination date that are in excess of the monthly rates paid by active employees for medical and dental benefits, but only until such time as he or she becomes eligible to receive similar benefits under another group plan.

If Mr. Baur’s, Mr. Cleys’ or Mr. Ellsworth’s employment is terminated by reason of his death, disability or retirement, he will be entitled to his accrued salary, a pro rata annual bonus and benefits through the date of termination and any death, disability or retirement benefits that may apply, but no additional severance amount. If the Company terminates Mr. Baur, Mr. Cleys or Mr. Ellsworth for cause, or if he resigns from the Company without good reason, he will be entitled to his accrued salary and benefits through the date of termination, but no additional severance amount. If Mr. Baur’s employment is terminated by reason of his disability or retirement, he and his dependents will receive continued medical, dental and prescription drug benefits until Mr. Baur reaches age 65, and then will receive MediGap coverage, to the extent available, until Mr. Baur reaches the age of 80. In addition, if Mr. Baur’s employment is terminated by reason of his disability, the Company has agreed that Mr. Baur will, during the period that Mr. Baur receives benefits under the Company’s short-term disability policy, if any, receive his annual salary per the Company’s regular payroll cycle less any amounts he receives under the Company’s short-term disability policy, and will also receive an annual payment of $60,000 until Mr. Baur is no longer considered disabled or until he attains age 65, whichever occurs earlier. If Mr. Baur’s employment is terminated by reason of his death, his spouse will receive continued medical, dental and prescription drug benefits until Mr. Baur would have reached age 65, and Mr. Baur’s children who remain a tax dependent of Mr. Baur’s spouse will receive the same until the earlier of their attainment of age 21, the ceasing of their tax dependent status, or their eligibility to receive medical benefits under another employer provided plan. If Mr. Baur’s employment is terminated due to the normal expiration of his employment period or if his employment is terminated for other than cause, death, disability or retirement within 60 days after June 30, 2011, he will be entitled to his accrued salary and benefits through the date of termination, a pro-rata annual bonus, an amount equal to two times the highest combined annual salary and incentive compensation earned by Mr. Baur from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination, continued medical, dental and prescription drug benefits for Mr. Baur and his dependents until Mr. Baur reaches age 65, and MediGap coverage for Mr. Baur and his dependents, to the extent available, until Mr. Baur reaches the age of 80.

If Mr. Cleys’ employment is terminated due to the normal expiration of his employment period or if his employment is terminated for other than cause, death, disability or retirement within 60 days after June 30, 2011, he will be entitled to accrued salary and benefits through the date of termination, a pro-rata annual bonus, and an amount equal to the highest combined annual salary and incentive compensation earned by Mr. Cleys from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination. If Mr. Ellsworth’s employment is terminated due to the normal expiration of his employment period or if his employment is terminated for other than cause, death, disability or retirement within 60 days after September 2, 2010, he will be entitled to accrued salary and benefits through the date of termination, a pro-rata annual bonus, and an amount equal to the highest combined annual salary and incentive compensation earned by Mr. Ellsworth from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination.

With respect to Mr. Benbenek and Ms. Meade, if his or her employment is terminated by reason of his or her death, disability or retirement, he or she will be entitled to accrued salary, incentive compensation and benefits through the date of termination and any death, disability or retirement benefits that may apply, but no additional severance amount. If Mr. Benbenek’s or Ms. Meade’s employment is terminated due to the normal expiration of his or her employment period or if his or her employment is terminated for other than cause or disability within 60 days after June 30, 2009, he or she will be entitled to accrued salary, incentive compensation and benefits through the date of termination, and an amount equal to the highest combined annual salary and incentive compensation earned by Mr. Benbenek or Ms. Meade from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination.

Option Adjustments

As a result of the review by a Special Committee of independent directors of the Company’s stock option granting practices, management determined that under applicable accounting principles, the appropriate measurement dates for certain stock option grants, the dates when necessary corporate action had been taken with respect to such grants, differed from the dates previously recorded by the Company for financial accounting and tax purposes. In such instances the option exercise price was lower than it should have been based on the trading price on the date the grant process was completed. As a result these options were or may have been “discount options” potentially subject to Section 409A of the Internal Revenue Code (the “Code”).

Section 409A of the Code governs federal income tax treatment of deferred compensation arrangements. Among other things Section 409A established rules that may subject to tax certain options that were granted at a discount. Under Section 409A, any stock option that was granted at a discount and vested after December 31, 2004 is deemed to produce taxable income to the recipient at the time of vesting and is subject to additional tax at a 20% rate.

In September 2005, the Internal Revenue Service released guidance under Section 409A that provided transitional relief for individuals holding options. In the quarter ended December 31, 2007, the Company took advantage of this transitional relief and commenced a tender offer to “cure” the discounted options of unfavorable tax treatment. In connection with the tender offer, the Company offered to adjust the affected options to increase the option exercise price to the quoted market price on the revised grant date and to give option holders a cash payment for the difference in option exercise price between the amended option and the original price.

Mr. Baur, Mr. Cleys, Mr. Benbenek and Ms. Meade named executive officers of the Company and executive officers of the Company at the time of the Company’s tender offer, agreed to increase the exercise price of their options to the fair market value of the related shares on the date determined by the Company to be the appropriate measurement date to be used in accounting for the option awards in the Company’s restatement of its financial statements (where the market price on such date was higher than the exercise price at which the option was awarded). All other terms of such options held by Mr. Baur and Mr. Cleys remained the same. The following table reflects the amended options held by Mr. Baur, Mr. Cleys Mr. Benbenek, Ms. Meade and Mr. Ellsworth. Mr. Ellsworth was not an executive officer at the time of the Company’s tender offer. Mr. Ellsworth participated in the tender offer by the Company in the quarter ended December 31, 2007.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information concerning option awards that were outstanding as of June 30, 2008 for each of the Company’s named executive officers. The Company’s named executive officers do not hold any stock awards.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Michael L. Baur	97,603		10.56	12/6/2009
	70,000		9.42	12/20/2010
	40,000		11.97	12/3/2011
	34,224		12.68	1/2/2013
	53,334	26,666	27.48	1/5/2016
	33,334	66,666	32.13	6/20/2017
		100,000	36.69	12/7/2017
Richard P. Cleys	26,666		15.88	11/12/2012
	5,000		23.33	1/2/2014
	6,668		33.92	1/5/2015
	5,333	2,667	29.44	1/5/2016
	2,667	5,333	32.13	6/20/2017
		8,000	36.69	12/7/2017
R. Scott Benbenek	13,086		8.41	10/18/2009
	4,000		9.31	12/20/2010
	10,000		10.62	12/3/2011
	4,000		12.68	1/2/2013
	8,000		14.16	1/2/2013
	6,000		24.73	1/2/2014
	6,000		33.92	1/5/2015
	5,333	2,667	29.44	1/5/2016
	10,001	19,999	32.13	6/20/2017
		20,000	36.69	12/7/2017
Andrea D. Meade	2,000		14.16	1/2/2013
	4,400		24.73	1/2/2014
	4,400		33.92	1/5/2015
	2,933	1,467	29.44	1/5/2016
	6,001	11,999	32.13	6/20/2017
		10,000	36.69	12/7/2017
John J. Ellsworth	2,400		24.73	1/2/2014
	2,000		33.92	1/5/2015
	1,333	667	29.44	1/5/2016
	1,334	2,666	32.13	6/20/2017
		4,000	36.69	12/7/2017

(1)	Stock options vest in equal installments on the first three anniversaries of the grant date.

2008 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information concerning option exercises during the year ending June 30, 2008 for each of the Company’s named executive officers. The Company’s named executive officers do not hold any stock awards.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Michael L. Baur	210,008	3,514,528
Richard P. Cleys	10,000	107,400
R. Scott Benbenek	32,652	1,018,625
Andrea D. Meade	—	—
John J. Ellsworth	—	—

2008 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table provides information regarding the accounts of the named executive officers under the Company’s Nonqualified Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Michael L. Baur	400,000	200,000	(155,351)	—	1,705,328
Richard P. Cleys	57,025	14,145	(15,860)	—	176,372
R. Scott Benbenek	86,209	25,863	(29,556)	—	298,850
Andrea D. Meade	49,355	14,806	(7,283)	—	140,379
John J. Ellsworth	16,474	4,942	(720)	—	20,696

(1)	Amounts represent voluntary deferrals of salary, bonus, or a combination of both salary and bonus under the Company’s Nonqualified Deferred Compensation Plan. Contributions of deferred salary are reported as fiscal year 2008 income in the Salary column of the 2008 Summary Compensation Table.
(2)	Amounts represent Company matching contributions under the Company’s Nonqualified Deferred Compensation Plan. These amounts are reported as fiscal year 2008 income in the All Other Compensation column of the 2008 Summary Compensation Table.

The Company’s Nonqualified Deferred Compensation Plan permits the named executive officers to elect to defer a portion of their base salary and incentive bonus, and to receive company matching contributions on a portion of the deferred amounts. Mr. Baur may defer up to 50% of his base salary and bonus, and the Company will provide a matching contribution of 50% of the amount deferred, subject to a $300,000 annual limit. The other named executive officers may defer up to 25% of their base salary and bonus, and the Company will provide a matching contribution of 30% of the first 15% of salary and bonus deferred. Company matching contributions are 50% vested after three years of continued service following the contribution, 75% vested after 4 years of continued service, and 100% vested after five years of continued service.

Deferred amounts are credited to each participant’s account, which is indexed to one or more investment alternatives chosen by each participant from a range of mutual fund offerings and other investments available under the plan. Each participant’s account is adjusted to reflect the investment performance of the selected investments. Benefits under the plan are payable in cash and generally will be paid in either a lump-sum or in annual installments over a certain term upon retirement, death or other termination of employment, or upon a change in control of the Company, as elected in advance by the participant. A participant may also elect to receive some or all of the deferred amounts and related earnings pursuant to an in-service distribution, subject to a minimum five-year deferral.

2008 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the value of the termination payments and benefits that the Company’s named executive officers would receive if they had terminated employment on June 30, 2008 under the circumstances shown. The amounts shown in the table exclude distributions under the Company’s 401(k) retirement plan and any additional benefits that are generally available to all of the Company’s salaried employees. For more information regarding the named executive officers' employment agreements, see “Employment, Severance and Change in Control Agreements” in this Proxy Statement.

		Before Change in Control	After Change in Control
Name	Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason ($)	Termination Due to Death or Retirement ($)	Termination Due to Disability ($)	Voluntary Termination ($)
Michael L. Baur	Severance(1)	4,372,416	6,558,624
	Pro Rata Bonus(2)	1,486,208	1,486,208	1,486,208	1,486,208
	Equity Acceleration(3)	—	—	—	—
	Medical Coverage(4)	333,000	333,000	333,000	333,000
	Deferred Compensation(5)		1,705,328	1,705,328	1,705,328	1,705,328
	Special Disability Benefit(6)				1,190,000
	Total	6,191,624	10,083,160	3,524,536	4,714,536	1,705,328
Richard P. Cleys	Severance(1)	350,376	700,752
	Pro Rata Bonus(2)	77,876	77,876	77,876	77,876
	Equity Acceleration(3)	—	—	—	—
	Medical Coverage(4)	6,455	6,455	6,455	6,455
	Deferred Compensation(5)		176,372	176,372	176,372	176,372
	Total	434,707	961,455	260,703	260,703	176,372
R. Scott Benbenek	Severance(1)	637,725	637,725
	Pro Rata Bonus(2)	334,648	334,648	334,648	334,648
	Equity Acceleration(3)	—	—	—	—
	Medical Coverage(4)	3,913	3,913	3,913	3,913
	Deferred Compensation(5)		298,850	298,850	298,850	298,850
	Total	976,286	1,275,136	637,411	637,411	298,850
Andrea D. Meade	Severance(1)	441,877	441,877
	Pro Rata Bonus(2)	239,463	239,463	239,463	239,463
	Equity Acceleration(3)	—	—	—	—
	Medical Coverage(4)	6,455	6,455	6,455	6,455
	Deferred Compensation(5)		140,379	140,379	140,379	140,379
	Total	687,795	828,174	386,297	386,297	140,379
John J. Ellsworth	Severance(1)	201,453	402,906
	Pro Rata Bonus(2)	29,126	29,126	29,126	29,126
	Equity Acceleration(3)	—	—	—	—
	Medical Coverage(4)	6,455	6,455	6,455	6,455
	Deferred Compensation(5)		20,696	20,696	20,696	20,696
	Total	237,034	459,183	56,277	56,277	20,696

(1)	Employment agreements with the named executive officers provide that if the executive’s employment is terminated by the Company other than for cause, death, disability or retirement or by the executive for good reason (as defined in the employment agreements), the executive will receive a lump sum severance payment equal to a multiple of the executive’s highest combined base salary and annual bonus earned in the last three full fiscal years prior to the date of termination. For Mr. Baur, the severance multiple is the higher of (a) two, (b) the number of months remaining between the date of termination and June 30, 2011, divided by 12, or (c) three, if the date of termination occurs within 12 months of a change in control of the Company. For Mr. Cleys, the severance multiple is the higher of (a) one, (b) the number of months remaining between the date of termination and June 30, 2011, divided by 12, or (c) two, if the date of termination occurs within 12 months of a change in control of the Company. For Mr. Benbenek and Ms. Meade, the severance multiple is one. For Mr. Ellsworth, the severance multiple is the higher of (a) one, or (b) two, if the date of termination occurs within 12 months of a change in control of the Company.
(2)	Employment agreements with Mr. Baur, Mr. Cleys and Mr. Ellsworth provide for the payment of a pro rata portion of the current fiscal year annual bonus that would otherwise be payable if Mr. Baur, Mr. Cleys, or Mr. Ellsworth had continued employment through the end of the current fiscal year, based on actual Company performance. Employment agreements with Mr. Benbenek and Ms. Meade provide for a pro rata bonus payment based on the number of days elapsed in the current fiscal year through the date of termination less any bonus payments already received for that period. Amounts shown reflect 100% of the executive’s annual bonus earned for fiscal year 2008, as reported in the 2008 Summary Compensation Table.
(3)	As of June 30, 2008, all unvested shares were in a deficit position when compared to the exercise price, therefore no value is associated with this benefit.
(4)	Reflects the cost of providing continued health and welfare benefits to the executive as provided in the executive’s employment agreement.
(5)	Reflects payout of the executive’s balance under the Company’s Nonqualified Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation Table in this Proxy Statement.
(6)	Mr. Baur’s employment agreement provides that if his employment is terminated by reason of disability, he will continue to receive his salary during the period under which he continues to receive benefits under the Company’s short-term disability policy (assumed to be six months for purposes of this disclosure) and he will receive an annual payment of $60,000 until he is no longer considered to be disabled or until he reaches age 65, whichever occurs earlier.

2008 DIRECTOR COMPENSATION TABLE

The following table provides information regarding the compensation paid to each of the Company’s non-employee directors for the fiscal year ended June 30, 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
James G. Foody	102,000	80,718	182,718
Steven R. Fischer	75,000	80,718	155,718
Michael J. Grainger	106,500	80,718	187,218
John P. Reilly	76,000	80,718	156,718

(1)	Reflects the grant date fair value of stock awards recognized by the Company as an expense in fiscal year 2008 for financial statement reporting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2008 were determined in accordance with FAS 123R. Each non-employee director held 4,900 restricted shares as of June 30, 2008. The total number of stock options held by each of the directors as of June 30, 2008 was: Mr. Foody, 25,200; Mr. Fischer, 86,600; Mr. Grainger, 13,800; and Mr. Reilly, 64,600.

Compensation of Directors

Directors who are not employees of the Company are paid an annual retainer of $50,000. An additional annual retainer of $30,000 is paid, as applicable, to a non-executive Chairman (or Acting Chairman) of the Board of Directors. An additional annual retainer of $25,000 is paid to the chairman of the Audit Committee. Additional annual retainers of $2,000 are paid to the chairmen of the Compensation Committee, Nominating Committee and Governance Committee. Annual service for this purpose relates to the approximate 12-month periods between annual meetings of the Company’s shareholders. Non-employee directors also receive meeting fees of $750 for each board meeting attended; $1,000 for each Audit Committee meeting attended; and $500 for each other stand-alone committee meeting attended.

In fiscal 2007, the Director’s Equity Compensation Plan was amended and restated to provide that non-employee directors will receive annual awards of restricted stock, as opposed to stock options. Under the Amended and Restated Director’s Equity Compensation Plan (the “Amended and Restated Director’s Plan”), on the day following each annual meeting of shareholders each non-employee director will receive an award of restricted stock, with the number of shares of restricted stock determined by dividing $80,000 by the fair market value of the Common Stock on the date of grant. A person who first becomes a non-employee director on a date other than a regularly scheduled annual meeting of shareholders will receive a restricted stock award for a prorated number of shares of Common Stock. Restricted stock may not be transferred or sold until it has vested. Restricted stock granted under the Amended and Restated Director’s Plan will vest in full on the day that is six months after the date of grant, or upon the earlier occurrence of (i) the director’s termination of service as a director by reason of death, disability or retirement, or (ii) a change in control of the Company. If a director terminates service for any other reason, he or she will forfeit all of his or her right, title and interest in and to the restricted stock as of the date of termination. As of June 30, 2008, there were 148,800 shares available for grant under the Amended and Restated Directors’ Plan.

All directors are reimbursed for their expenses incurred in connection with the performance of their services as directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and this Proxy Statement for filing with the Securities and Exchange Commission.

Compensation Committee:
Steven R. Fischer James G. Foody Michael J. Grainger John P. Reilly (Chairman)

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures

The Audit Committee reviews all related party transactions as defined by Item 404 of the SEC’s Regulation S-K in accordance with NASDAQ listing standards. In addition, the charter of the Audit Committee requires the Audit Committee to review a summary of any director's or officer's related party transactions and potential conflicts of interest on a yearly basis. The charter also requires the Audit Committee to review the Company’s conflict of interest policy (which is part of the Company’s Code of Conduct) and compliance with that policy on an annual basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock at October 15, 2008 of: (i) each person known by the Company to beneficially own five percent or more of the Common Stock; (ii) each director of the Company, (iii) each Named Executive Officer; and (iv) all directors and executive officers of the Company, as a group.

	Shares Beneficially Owned(1)
Name	Number	Percentage
Lord, Abbett & Co. LLC(2)	4,539,843	17.2%
FMR LLC(3)	3,299,700	12.5%
First Pacific Advisors, LLC(4)	2,270,600	8.6%
Kayne Anderson Rudnick Investment Management, LLC(5)	2,135,575	8.1%
Barclays Global Investors NA(6)	1,304,952	4.9%
Eaton Vance Management(7)	1,290,304	4.9%
Michael L. Baur(8)	496,437	1.9%
R. Scott Benbenek(9)	104,034	*
Steven R. Fischer(10)	102,867	*
James G. Foody(11)	95,150	*
John P. Reilly(12)	69,500	*
Richard P. Cleys(13)	49,001	*
Michael J. Grainger(14)	18,700	*
Andrea D. Meade(15)	24,190	*
John J. Ellsworth(16)	10,497	*
All directors and executive officers as a group (9 persons)		4.0%

*	Amount represents less than 1.0%.
(1)	Applicable percentage of ownership is based upon 26,411,018 shares of Common Stock outstanding on October 15, 2008. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares shown as beneficially owned. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the shares and percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person or entity. Except as otherwise indicated, the persons or entities listed in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
(2)	A Schedule 13G/A filed with the SEC reflects that Lord Abbett & Co. LLC is the beneficial owner of the indicated shares as of December 31, 2007, including 4,065,878 shares as to which it held sole voting power and as to all of which it held sole investment power. The business address of the named shareholder is 90 Hudson Street, Jersey City, New Jersey 07302.
(3)	A Schedule 13G/A filed with the SEC reflects that FMR LLC is the ultimate parent company of a variety of companies engaged in the securities business and was, along with certain related persons, the beneficial owner of the indicated shares as of December 31, 2007, including 525,000 shares as to which it held sole voting power and as to all of which it held sole investment power. The business address of the named shareholder is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	A Schedule 13G filed with the SEC reflects that First Pacific Advisors, LLC is the beneficial owner of the indicated shares as of December 31, 2007, including 89,400 shares as to which it held shared voting power and as to all of which it held shared investment power. The business address of the named shareholder is 11400 West Olympic Boulevard, Suite 1200, Los Angeles, California 90064.
(5)	A Schedule 13G/A filed with the SEC reflects that Kayne Anderson Rudnick Investment Management, LLC is the beneficial owner of the indicated shares as of December 31, 2007, as to all of which it held sole voting power and sole investment power. The business address of the named shareholder is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067.
(6)	A Schedule 13G filed with the SEC reflects that Barclays Global Investors, NA (“BGI”) and its affiliates are the beneficial owners of the indicated shares as of December 31, 2007, including 455,504 of such shares as to which BGI held sole voting power, 545,023 of such shares as to which BGI held sole dispositive power; 517,755 of such shares as to which Barclays Global Fund Advisors held sole voting power, 733,474 as to which Barclays Global Fund Advisors held sole dispositive power; and 26,455 of such shares as to which Barclays Global Investors, LTD held sole dispositive power. The business address of BGI and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105 and the business address of Barclays Global Investors, LTD is 1 Royal Mint Court, London, EC3N 4HH.
(7)	A Schedule 13G/A filed with the SEC reflects that Eaton Vance Management is the beneficial owner of the indicated shares as of December 31, 2007, as to all of which it held sole voting power and sole investment power. The business address of the named shareholder is 255 State Street, Boston Massachusetts 02109.
(8)	Includes 361,829 shares issuable pursuant to exercisable options and options which will become exercisable by December 14, 2008 which were granted by the Company. Does not include 159,998 shares issuable pursuant to options granted by the Company which are not currently exercisable or will not become exercisable by December 14, 2008. 106,000 shares are pledged as security.
(9)	Includes 73,087 shares issuable pursuant to exercisable options and options which will become exercisable by December 14, 2008 granted by the Company. Does not include 35,999 shares issuable pursuant to options granted by the Company which are not currently exercisable or will not become exercisable by December 14, 2008.
(10)	Includes 86,600 shares issuable pursuant to exercisable options which were granted by the Company and includes 6,200 shares owned by a member of Mr. Fischer’s household.
(11)	Includes 25,200 shares issuable pursuant to exercisable options which were granted by the Company, and includes 4,850 shares owned by Mr. Foody’s wife.
(12)	Includes 64,600 shares issuable pursuant to exercisable options which were granted by the Company. 4,900 shares are pledged as security.
(13)	Represents shares issuable pursuant to exercisable options and options which will become exercisable by December 14, 2008 which were granted by the Company. Does not include 13,333 shares issuable pursuant to options granted by the Company which are not currently exercisable or will not become exercisable by December 14, 2008.
(14)	Includes 13,800 shares issuable pursuant to exercisable options which were granted by the Company.
(15)	Includes 23,068 shares issuable pursuant to exercisable options and options which will become exercisable by December 14, 2008 which were granted by the Company. Does not include 20,132 shares issuable pursuant to options granted by the Company which are not currently exercisable or will not become exercisable by December 14, 2008.
(16)	Includes 8,401 shares issuable pursuant to exercisable options and options which will become exercisable by December 14, 2008 which were granted by the Company. Does not include 5,999 shares issuable pursuant to stock options granted by the Company which are not currently exercisable or will not become exercisable by December 14, 2008.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written charter, a copy of which is available on the Company’s website at www.scansourceinc.com. This report reviews the actions taken by the Audit Committee with regard to the financial reporting process during the fiscal year ended June 30, 2008 and particularly with regard to the Company’s audited consolidated financial statements as of June 30, 2008 and June 30, 2007 and for the three years ended June 30, 2008.

The Audit Committee is composed solely of independent directors. None of the committee members is or has been an officer or employee of the Company or any of its subsidiaries or has engaged in any business transaction or has any business or family relationship with the Company or any of its subsidiaries or affiliates.

The Company’s management has the primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as the Company’s independent auditors for the coming year.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee met six times during the fiscal year ended June 30, 2008.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, rather than just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3600T. In addition, the Audit Committee discussed with the auditors their independence from management and the Company, including the matters in the written disclosures and the letter required of auditors by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB in Rule 3600T, which it received from the auditors. The Audit Committee also considered whether the provision of services during the fiscal year ended June 30, 2008 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of the Company’s interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.

Additionally, the Audit Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of its financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 for filing with the SEC.

Audit Committee: Michael J. Grainger (Chairman) Steven R. Fischer James G. Foody John P. Reilly

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, which is required to be filed with the SEC, will be made available to shareholders to whom this Proxy Statement is mailed, without charge, upon written request to Mr. Richard P. Cleys, Chief Financial Officer, ScanSource, Inc., 6 Logue Court, Greenville, South Carolina 29615.

By Order of the Board of Directors,
James G. Foody Chairman of the Board

October 21, 2008

ScanSource

SCANSOURCE, INC.
6 LOGUE CT
GREENVILLE, SC 29615

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

SCNSR1 — KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. — DETACH AND RETURN THIS PORTION ONLY

SCANSOURCE, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSAL 2.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Vote on Directors

1. Election of Directors for one-year term:

NOMINEES:

01) Michael L. Baur
02) Steven R. Fischer
03) James G. Foody
04) Michael J. Grainger
05) John P. Reilly

Vote on Proposal

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending June 30, 2009.	☐	☐	☐

3. In their discretion, upon any other business which may properly come before the meeting or any adjournment thereof.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THIS PROXY WILL BE VOTED AS INSTRUCTED. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES FOR DIRECTOR AND EACH OF THE MATTERS SET FORTH ABOVE, AND THE PROXIES HEREIN NAMED WILL VOTE ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF IN ACCORDANCE WITH THEIR BEST JUDGMENT.

To change the address on your account, please check the box at right and indicate your new address on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

(**NOTE:** Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date